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                                                                     EXHIBIT 8.1


                         [ALSTON & BIRD LLP LETTERHEAD]

                                 August 4, 1997


Proffitt's Credit Corporation
P.O. Box 20080
Jackson
Mississippi 39289

         Re: Proffitt's Credit Card Master Trust -- Series 1997-2 Class A and Series 1997-2 Class B Asset Backed Certificates

Ladies and Gentlemen:

         We have acted as special Federal tax counsel to Proffitt's Credit Corporation (the "Transferor") in connection with the offer of Series 1997-2 Class A Asset Backed Certificates (the "Class A Certificates") and Series 1997-2 Class B Asset Backed Certificates (the "Class B Certificates", and together with the Class A Certificates, the "Offered Certificates") representing undivided interests in the Proffitt's Credit Card Master Trust (the "Trust"). The Offered Certificates will be issued pursuant to a Master Pooling and Servicing Agreement (the "Pooling and Servicing Agreement") and the Series 1997-2 Supplement thereto (the "Supplement") to be entered into by and among the Transferor, Proffitt's, Inc., as servicer (the "Servicer") and Norwest Bank Minnesota, National Association, as trustee (the "Trust"), We also are familiar with the Registration Statement on Form S-3 (the "Registration Statement") filed with the Securities and Exchange Commission (the "Commission") for the registration under the Securities Act of 1933, as amended (the "Securities Act") of the Offered Certificates and the prospectus included therein as of the date hereof (the "Prospectus").

         We have examined forms of the Pooling and Servicing Agreement and the Supplement, together with the Prospectus. Except as limited below, we also have examined and relied upon such other records, documents and other instruments that in our judgment are necessary or appropriate in order to express the opinions hereinafter set forth. This opinion is limited to Series 1997-2 and the facts existing as of the date hereof, and we have no duty to update this opinion. Any future changes in facts or laws, including the issuance of any other Series as to which we will opine separately, could change this opinion and the discussion contained in the Prospectus. In such examination, we have assumed the authenticity of original documents and the genuineness of all signatures, the conformity to the originals of all documents submitted to us as copies, and the truth, accuracy and completeness of the information, representations and warranties contained in the records, documents, instruments and certificates we have reviewed.

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August 4, 1997
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         Based upon and subject to the foregoing, we hereby confirm that the statements set forth in the Prospectus under the heading "Federal Income Tax Consequences" relating to the Offered Certificates, which statements have been prepared by us, to the extent that they constitute matters of law or legal conclusions with respect thereto and subject to the qualification, exceptions and limitations contained herein and therein, are correct in all material respects.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement, and to the references to this Firm in the Prospectus. In giving such consent, we do not admit that we are "experts," within the meaning of the term used in the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Registration Statement, including this opinion as an exhibit or otherwise.

                                                   Very truly yours,

                                                   ALSTON & BIRD LLP